UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 7, 2010

DIAMOND RANCH FOODS, LTD.

(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-51206 (Commission File Number)	20-1389815 (IRS Employer Identification No.)
355 Food Center Drive B-1, Bronx, NY (Principal Executive Offices)	10474 (Zip Code)

(718) 991-9595
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

On September 7, 2010, the Board of Directors of the Company appointed Victor Petrone, the Company’s Chief Operating Officer and Chief Financial Officer, to serve as a member of the Board of Directors effective immediately. Mr. Petrone will retain the positions of Chief Operating Officer and Chief Financial Officer in addition to a member of the Board of Directors. The Board of Directors now consists of Louis Vucci, Jr., Philip Serlin and Victor Petrone.

Biographical Information for Victor Petrone

Victor Petrone, Chief Operating Officer, Chief Financial Officer and member of Board of Directors - Mr. Petrone, CFO, COO and a member of the Board of Directors of Diamond Ranch Foods, Ltd. is a Graduate of The Wharton School of Business; University of Pennsylvania and has almost 30 years of food distribution, restaurant operation, import/export, and public company experience to his credit. Mr. Petrone’s diversified experience and skill set is applicable to many capacities of the business as it plans to strategically expand in the marketplace. Prior to working at Diamond Ranch Foods, Mr. Petrone began his career in the mid-1980s as owner and General Manager of Capital Food Corp. where he developed ethnic dining concepts for quick-service restaurants, formal dining, as well as free-standing restaurants. He entered the food distribution sector, Serv-Safe Certified and in 1999 was recruited by Roma Food Enterprises as General Manager of Western US and Mexico to oversee its International expansion. In 2001, Mr. Petrone was recruited by U.S. giant Sysco Foodservice Corporation to oversee its Specialty Market Division, as well as Business Development for International Sales. In 2004, Mr. Petrone formed International Food Specialists Inc. (IFS), an import-export company representing over 70 manufacturers and up to 500 product lines. The sales market included USA, Mexico, Canada, The Caribbean, Central and South America. In 2006, Mr. Petrone consolidated IFS, Inc. with publicly traded Nascent Wine Company, Inc. where he served as the company's President and Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2010	Diamond Ranch Foods, Ltd.

By /s/ Louis Vucci, Jr.
Louis Vucci, Jr., President